FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS 2004 RESULTS

Williston, ND, March 4, 2005 – GeoResources, Inc. (Nasdaq: GEOI) today reported 2004 net income increased to $1,105,846 or $0.30 per share on revenue of $6,820,125 compared to 2003 net income of  $446,563 or $0.12 per share on revenue of $4,842,952.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the year was $2,157,154, a 63% increase from the prior year.

For the fourth quarter, the company reported net income of $369,459 or $0.10 per share on revenue of $2,227,885 versus net income of $46,235 or $0.01 per share on revenue of $1,405,465 in the fourth quarter of 2003.  EBITDA for the quarter was $710,782.

Oil and gas revenue was $4,452,114 on production of 123,831 net BOE, for an average realized price of $35.95 per BOE.  In 2003 the company generated $3,614,592 of revenue on 137,237 BOE, an average of $26.33 per BOE. Proved developed reserves were 1,717,000 BOE, slightly higher than 2003, but proved undeveloped reserves were lower, yielding total reserves of 2,407,000 BOE at year-end 2004 versus 2,523,000 BOE at year-end 2003. The after tax SEC PV-10 value of those reserves increased to $27.0 million due to higher year-end commodity prices.

The Company’s leonardite business generated operating income before depreciation of $122,496 on $1,290,644 of revenue in 2004.  This compares to an operating loss before depreciation in 2003 of $28,154 on $822,219 of revenue.  The improvement resulted from higher prices and increased tonnage as a result of increased drilling.

GeoResources’ drilling subsidiary, Western Star Drilling Company, reported operating income before depreciation of $68,316 on revenue of $1,077,367 versus operating income before depreciation of $36,272 on revenue of $406,141 in 2003.

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

Quarter Ended

Year Ended

December 31, 2004

December 31, 2004

Net Income (Unaudited)

$

369,459

$

1,105,846

Add back:

Interest expense

30,746

91,363

Income tax expense

39,287

117,287

Depreciation and amortization

271,290

842,658

EBITDA

$

710,782

$

2,157,154

About GeoResources, Inc.

GeoResources, Inc., a Williston, North Dakota based natural resources company is engaged in three principal business segments – oil and gas exploration and production; oil and gas drilling; and mining and processing to make leonardite-based products.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language disclosure.

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(Unaudited)

ASSETS

CURRENT ASSETS:	2004	2003
Cash and equivalents	$ 715,551	$ 343,419
Trade receivables, net	1,030,716	1,084,678
Inventories	235,405	233,306
Prepaid expenses	65,762	35,335
Total current assets	2,047,434	1,696,738

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, using the full cost method
of accounting:
Properties being amortized	25,997,466	24,711,298
Properties not subject to amortization	213,921	280,565
Drilling rig and equipment	1,533,838	1,176,940
Leonardite plant and equipment	3,284,466	3,267,634
Other	756,535	761,211
	31,786,226	30,197,648
Less accumulated depreciation, depletion,
amortization and impairment	(21,113,489)	(20,310,113)
Net property, plant and equipment	10,672,737	9,887,535

TOTAL ASSETS	$ 12,720,171	$ 11,584,273

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 996,624	$ 985,766
Accrued expenses	382,693	404,485
Current maturities of capital lease obligations	64,286	--
Current maturities of long-term debt	518,750	479,457
Total current liabilities	1,962,353	1,869,708

CAPITAL LEASE OBLIGATIONS, less current maturities	54,847	--
LONG-TERM DEBT, less current maturities	1,205,729	1,599,479
ASSET RETIREMENT OBLIGATIONS	1,893,510	1,735,200
DEFERRED INCOME TAXES	524,000	406,000
Total liabilities	5,640,439	5,610,387

CONTINGENCIES (NOTE H)

STOCKHOLDERS' EQUITY:
Common stock, par value $.01 per share; authorized
10,000,000 shares; issued and outstanding, 3,723,977
and 3,723,977 shares, respectively	37,240	37,240
Additional paid-in capital	295,932	295,932
Retained earnings	6,746,560	5,640,714
Total stockholders' equity	7,079,732	5,973,886

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 12,720,171	$ 11,584,273

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Unaudited)

	2004	2003	2002
OPERATING REVENUES:
Oil and gas	$ 4,452,114	$ 3,614,592	$ 2,980,228
Leonardite	1,290,644	822,219	726,920
Drilling	1,077,367	406,141	280,538
	6,820,125	4,842,952	3,987,686

OPERATING COSTS AND EXPENSES:
Oil and gas production	1,922,479	1,786,379	1,619,049
Cost of leonardite sold	1,168,148	850,373	726,552
Drilling costs	1,009,051	369,869	237,729
Depreciation, depletion and amortization	842,658	759,907	696,857
Selling, general and administrative	594,017	537,141	545,368
	5,536,353	4,303,669	3,825,555
Operating income	1,283,772	539,283	162,131

OTHER INCOME (EXPENSE):
Interest expense	(91,363)	(84,432)	(95,635)
Interest income	10,697	8,362	11,635
Other income and losses, net	20,027	18,898	18,955
	(60,639)	(57,172)	(65,045)
Income before income taxes	1,223,133	482,111	97,086

INCOME TAX EXPENSE	117,287	12,548	5,712
Income before cumulative effect
of change in accounting principle	1,105,846	469,563	91,374
Cumulative effect on prior years accounting
change, net of tax	--	(23,000)	--
Net income	$ 1,105,846	$ 446,563	$ 91,374

EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$ .30	$ .13	$ .02
Cumulative effect of accounting change	--	(.01)	--
Net income, basic and diluted	$ .30	$ .12	$ .02

Weighted average number of shares
outstanding	3,723,977	3,748,396	3,787,750

Dilutive potential shares –
Stock options	--	--	--
Adjusted weighted average shares	3,723,977	3,748,396	3,787,750